AMENDED SCHEDULE A

Dated August 1, 2021

to the

DISTRIBUTION AGREEMENT

Dated February 1, 2019

between

ULTIMUS MANAGERS TRUST

and

ULTIMUS FUND DISTRIBUTORS, LLC

TRUST SERIES

Adler Value Fund

Blue Current Global Dividend Fund

Blueprint Adaptive Growth Allocation Fund

Evolutionary Tree Innovators Fund

HVIA Equity Fund

Karner Blue BioDiversity Impact Fund

Kempner Multi-Cap Deep Value Fund

Left Brain Compound Growth Fund

Lyrical International Value Equity Fund

Lyrical U.S. Value Equity Fund

U.S. Value ETF

Marshfield Concentrated Opportunity Fund

Meehan Focus Fund

Q3 All-Weather Sector Rotation Fund

Q3 All-Weather Tactical Fund

Wavelength Interest Rate Neutral Fund

Westwood Alternative Income Fund

Westwood High Income Fund

Westwood Income Opportunity Fund

Westwood Quality Value Fund

Westwood Quality SMidCap Fund

Westwood Quality SmallCap Fund

Westwood Total Return Fund

Westwood Quality AllCap Fund

Westwood SmallCap Growth Fund

Westwood Quality MidCap Fund